EXHIBIT 99.1

TAYLOR CAPITAL GROUP, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2003

Rosemont, IL—October 28, 2003—Taylor Capital Group, Inc. (NASDAQ: TAYC), the holding company for Cole Taylor Bank, today reported net income for the third quarter ended September 30, 2003 of $5.6 million, or $0.50 per diluted common share, compared to earnings of $8.9 million during the third quarter of 2002, or $1.17 per diluted common share. Earnings in the third quarter of 2002 included a $2.6 million adjustment to reduce the litigation settlement charge relating to the Company’s 1997 acquisition of Cole Taylor Bank from the estimated amount to the amount actually paid. Excluding the adjustment to the litigation settlement charge, net income during the third quarter of 2002 would have been $6.3 million, or $0.79 per diluted common share.

Net income for the nine months ended September 30, 2003 was $16.3 million, or $1.44 per diluted common share, compared to a net loss for the first nine months of 2002 of $45.3 million, or a loss of $7.01 per common share. Without the net $61.9 million litigation settlement charge in 2002, the Company would have recorded net income for the first nine months of 2002 of $16.6 million or $2.04 per diluted common share.

For both the quarterly and year-to-date 2003 periods, net income was lower than the comparable period in 2002, exclusive of the litigation settlement charge. Reduced earnings were primarily a result of decreased net interest income and noninterest income. The decline in diluted earnings per share, during both the quarterly and year-to-date periods in 2003, was also a result of an increase in the number of common shares outstanding. In October 2002, the Company issued 2,587,500 additional shares in an initial public offering.

“In the third quarter, our commercial and industrial customers and prospects remained cautious about their commitments; dampening commercial loan growth” said Jeffrey W. Taylor, chairman of Taylor Capital Group and Cole Taylor Bank. “However, we continued to experience strong loan demand in commercial real estate secured lending. At the same time, we have focused our sales and marketing efforts on those activities that will sustain long term growth. These efforts largely have been directed at a targeted prospect list of small and mid-sized commercial banking customers. As a result of these efforts, we believe we are well positioned to capture new commercial banking customers as the economy improves.”

Net Interest Income:

During the third quarter of 2003, net interest income was $24.7 million compared to $26.0 million during the third quarter of 2002, a decrease of $1.3 million, or 4.9%. For the year-to-date periods, net interest income during the first nine months of 2003 was $73.2 million compared to $76.4 million during the same nine month period in 2002, a decrease of $3.1 million, or 4.1%. Net interest income declined despite an increase in earning assets because of compression in the net interest margin. The tax equivalent net interest margin during the third quarter of 2003 was 4.04% compared to 4.50% during the third quarter a year ago. The tax equivalent net interest margin during the year-to-date 2003 period was 4.06% as compared to 4.50% during the same period in 2002.

The continued low interest rate environment has had a negative impact on the Company’s net interest margin. The volume of the Company’s interest-earning assets that have repriced lower has exceeded the volume of the Company’s interest-bearing liabilities that have repriced. In addition, the amount by which the asset yield declined was greater than the rate decrease on the liabilities. The $45.0 million of 9.75% junior subordinated debentures issued by the Company in October 2002 also negatively impacted the tax equivalent net interest margin causing a decline of approximately 20 basis points in both the quarterly and year-to-date comparisons.

The decline in net interest margin was partly offset by an increase in average earning assets. Average earning assets were $134 million, or 5.7%, higher in the third quarter of 2003 than in the third quarter in 2002, while year-to-date 2003 average earning assets were $142 million, or 6.2%, higher than the same year-to-date period in 2002.

Provision for Loan Losses:

The provision for loan losses was $2.7 million during the third quarter of 2003, a $225,000, or 9.1%, increase as compared to a $2.5 million provision during the third quarter of 2002. The increased provision for the third quarter of 2003 was primarily attributable to higher net charge offs during the period. For the nine months ended September 30, 2003, the provision for loan losses was $6.5 million compared to $7.4 million during the same nine month period in 2002, a decrease of $892,000, or 12.0%. Net charge offs through September 30, 2003 were $6.1 million, or 0.43% of average loan balances, compared to $4.2 million, or 0.32% of average loan balances during the same nine month period in 2002. As a business bank, the Company’s loan portfolio is inherently more concentrated than the portfolios of banks with more of a consumer focus. As a result, the amount of the Company’s net charge offs in any one quarter should not be viewed as indicating charge off amounts in subsequent periods. The Company’s ratio of the allowance for loan losses to total loans was 1.82% at September

30, 2003, compared to 1.81% at December 31, 2002 and 1.86% at September 30, 2002.

Noninterest Income:

Noninterest income was $4.6 million during the third quarter of 2003, compared to $7.1 million during the same quarter in 2002, a decrease of $2.6 million. For the first nine months of 2003, noninterest income was $14.1 million, a decrease of $3.4 million compared to noninterest income of $17.5 million during the same year-to-date period in 2002. Noninterest income during the 2002 periods included a $2.1 million gain recorded on the sale of investment securities. Reduced trust and mortgage banking fees, as a result of the Company’s exit from certain fiduciary trust and mortgage banking lines of business in late 2002, also contributed to the lower level of noninterest income.

Noninterest Expense:

Noninterest expense in the third quarter of 2003 was $19.0 million compared to $18.0 million in the third quarter of 2002. Excluding the positive effect of the $2.6 million adjustment to the litigation settlement charge in the third quarter of 2002, noninterest expense in the third quarter of 2002 would have been $20.6 million. Third quarter of 2003 noninterest expense was $1.6 million, or 7.9% lower than 2002 when compared to the adjusted noninterest expense of $20.6 million. The Company recorded an estimated charge of $64.5 million during the second quarter of 2002 to reflect the anticipated cost of settling outstanding litigation concerning the acquisition of the Bank in 1997. The charge was reduced to $61.9 million during the third quarter of 2002 when the actual amount to be paid was known. On a year-to-date basis, noninterest expense was $56.7 million during 2003 and $122.1 million during 2002. Excluding the litigation settlement charge in 2002, noninterest expense during the first nine months of

2003 would have decreased $3.6 million, or 5.9%, when compared to the adjusted 2002 noninterest expense of $60.2 million.

Lower net legal fees and salaries and benefits expense contributed to the decrease in noninterest expense in 2003. The reduced legal fees in 2003 were primarily due to the receipt in the first quarter of 2003 of a $2.1 million insurance reimbursement of legal fees associated with the litigation against the Company that was settled in October 2002. The decline in salaries and benefits was mainly due to $1.7 million in severance expense incurred in the second quarter of 2002. These declines in noninterest expense were in part offset by higher advertising and corporate insurance expenses. During the third quarter of 2003, advertising expense of $484,000 was relatively unchanged from the level of expense during the third quarter of 2002; however, for the nine months ended September 30, 2003 advertising expenses were $2.6 million compared to $1.4 million during the same nine month period in 2002, an increase of $1.2 million. The increase in advertising was primarily a result of television and print advertising in early 2003 designed to increase the Bank’s visibility in the business community. The Company does not plan to increase advertising expense in the fourth quarter from the level of advertising expense in the third quarter.

Corporate insurance costs increased to $782,000 in the third quarter of 2003 from $308,000 in the same quarter a year ago, while corporate insurance costs were $2.3 million during the first nine months of 2003 compared to $856,000 during the first nine months of 2002. The increase was associated with market-driven costs, including those of becoming a publicly-traded company.

Income tax expense was $2.0 million for the third quarter of 2003, resulting in an effective tax rate of 26%. In comparison, income tax expense for the third quarter of 2002 was $3.8 million, resulting in an effective tax rate of 30%. The lower effective tax rate in 2003 was a result of the recognition of an income tax benefit relating to expenses deducted on a prior year’s tax return for which the statute of limitations has expired. Income tax expense was $7.8 million, resulting in an effective tax rate of 33% for the nine months ended September 30, 2003. Despite a net loss for the same nine month period in 2002, we recorded income tax expense of $9.6 million. This occurred primarily because we did not recognize any income tax benefit for financial reporting purposes with respect to the litigation settlement charge in 2002.

Balance Sheet:

Total assets of the Company were $2.60 billion at September 30, 2003, compared to $2.54 billion at December 31, 2002 and $2.51 billion at September 30, 2002. At September 30, 2003, total loans were $1.89 billion, total deposits were $2.03 billion, and stockholders’ equity was $178.0 million. In comparison, at December 31, 2002, total loans were $1.88 billion, total deposits were $1.96 billion, and stockholders’ equity was $168.7 million. At September 30, 2002, total loans were $1.85 billion, total deposits were $1.96 billion and stockholders’ equity was $127.2 million.

Taylor Capital Group, Inc. is a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago. The Company derives virtually all of its revenue from its subsidiary, Cole Taylor Bank, which operates 10 banking centers throughout the Chicago metropolitan area.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the effect on our profitability if historically low interest rates continue or if interest rates fluctuate as well as the effect of any imbalances in the interest rate sensitivities of our assets and liabilities; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; the risk that our allowance for loan losses may prove insufficient to absorb potential losses in our loan portfolio; possible volatility in loan charge-offs and recoveries from quarter to quarter; the effectiveness of our hedging transactions and their impact on our future results of operations; the risks associated with implementing our business strategy and managing our growth effectively; the risks associated with our reliance on third party professionals who provide certain financial services to our customers; changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulatory and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in our December 31, 2002 Annual Report on Form 10-K under the caption “Risk Factors.”

You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

Contact:

For Taylor Capital Group, Inc.

Heidi Hookstadt (847) 653-7555

Taylor Capital Group, Inc.

Summary of Selected Quarterly Financial Data

Dollars in Thousands

Unaudited

	Year-to-Date		2003			2002
	September 30,		Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	2003	2002
Condensed Income Data:
Interest income	$104,236	$110,073	$34,576	$34,873	$34,787	$35,942	$37,184
Interest expense	31,031	33,723	9,856	10,567	10,608	10,957	11,183

Net interest income	73,205	76,350	24,720	24,306	24,179	24,985	26,001
Provision for loan losses	6,533	7,425	2,700	1,533	2,300	2,475	2,475

Net interest income after provision for loan losses	66,672	68,925	22,020	22,773	21,879	22,510	23,526
Noninterest income:
Service charges	9,412	9,174	3,129	3,135	3,148	3,032	3,128
Trust and investment mgmt. fees	3,502	4,283	1,319	1,120	1,063	985	1,473
Gain on sale of investments	—	2,076	—	—	—	—	2,068
Other	1,188	1,920	142	722	324	509	476

Total noninterest income	14,102	17,453	4,590	4,977	4,535	4,526	7,145
Noninterest expense:
Salaries and employee benefits	31,642	32,916	10,205	10,598	10,839	10,864	9,945
Occupancy, furniture and equipment	7,735	7,560	2,807	2,538	2,390	2,395	2,529
Legal fees, net	292	3,013	569	739	(1,016)	1,085	1,167
Intangible asset amortization	289	270	96	97	96	95	139
Litigation settlement charge	—	61,900	—	—	—	—	(2,609)
Other	16,720	16,473	5,328	5,251	6,141	6,583	6,857

Total noninterest expense	56,678	122,132	19,005	19,223	18,450	21,022	18,028

Income (loss) before income taxes	24,096	(35,754)	7,605	8,527	7,964	6,014	12,643
Income tax expense	7,840	9,576	2,013	2,988	2,839	2,099	3,754

Net income (loss)	$16,256	$(45,330)	$5,592	$5,539	$5,125	$3,915	$8,889

Preferred dividend requirement	(2,582)	(2,582)	(861)	(861)	(861)	(861)	(861)

Net income (loss) available to common stockholders	$13,674	$(47,912)	$4,731	$4,678	$4,264	$3,055	$8,028

Pro Forma Net Income:
Net income (loss)—as stated	$16,256	$(45,330)	$5,592	$5,539	$5,125	$3,915	$8,889
Add back (subtract):
Litigation settlement charge	—	61,900	—	—	—	—	(2,609)

Net income—pro forma	$16,256	$16,570	$5,592	$5,539	$5,125	$3,915	$6,280

Preferred dividend requirement	(2,582)	(2,582)	(861)	(861)	(861)	(861)	(861)

Net income available to common stockholders—pro forma	$13,674	$13,988	$4,731	$4,678	$4,264	$3,055	$5,419

Per Share Data (1):
Net income (loss) per common share:
Basic	$1.45	$(7.01)	$0.50	$0.50	$0.45	$0.35	$1.18
Diluted	1.44	(7.01)	0.50	0.49	0.45	0.35	1.17
Pro forma net income per common share (2):
Basic	1.45	2.05	0.50	0.50	0.45	0.35	0.80
Diluted	1.44	2.04	0.50	0.49	0.45	0.35	0.79
Cash dividends per common share	0.18	0.18	0.06	0.06	0.06	0.06	0.06
Book value per common share	14.77	13.05	14.77	14.53	13.96	13.87	13.05
Dividend payout ratio	12.50%	-2.57%	12.00%	12.24%	13.33%	17.14%	5.13%
Weighted average shares-basic	9,442,362	6,830,825	9,454,466	9,444,997	9,427,324	8,787,362	6,815,267
Weighted average shares-diluted	9,506,238	6,830,825	9,545,388	9,511,164	9,456,501	8,799,888	6,844,014
Shares outstanding-end of period	9,457,811	6,819,474	9,457,811	9,450,006	9,438,769	9,410,660	6,819,474

Average Balance Sheet Data (3):
Total assets	$2,569,827	$2,426,377	$2,589,018	$2,593,573	$2,526,200	$2,489,416	$2,460,550
Investments	507,728	501,387	509,420	516,462	497,169	484,647	497,543
Cash equivalents	43,188	23,421	62,522	39,770	26,881	16,763	28,022
Loans	1,896,679	1,780,334	1,898,504	1,913,540	1,877,768	1,860,514	1,810,562
Total interest-earning assets	2,447,595	2,305,142	2,470,446	2,469,772	2,401,818	2,361,925	2,336,127
Interest-bearing deposits	1,594,415	1,500,269	1,612,321	1,602,938	1,567,494	1,510,737	1,520,569
Borrowings	339,017	358,809	316,304	365,835	335,120	330,067	345,749
Trust preferred securities	45,000	—	45,000	45,000	45,000	35,217	—
Total interest-bearing liabilities	1,978,432	1,859,078	1,973,625	2,013,773	1,947,614	1,876,021	1,866,318
Noninterest-bearing deposits	382,542	359,747	405,001	368,073	374,213	409,897	377,220
Total stockholders’ equity	171,102	157,624	171,442	172,324	169,520	157,310	122,168

Taylor Capital Group, Inc.

Summary of Selected Quarterly Financial Data

Dollars in Thousands

Unaudited

	Year-to Date September 30,		2003			2002
			Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
	2003	2002
Performance Ratios (annualized):
Return on average assets	0.84%	-2.49%	0.86%	0.85%	0.81%	0.63%	1.45%
Return on average equity	12.67%	-38.34%	13.05%	12.86%	12.09%	9.95%	29.10%
Pro forma return on average assets (2)	0.84%	0.91%	0.86%	0.85%	0.81%	0.63%	1.02%
Pro forma return on average equity (2)	12.67%	14.02%	13.05%	12.86%	12.09%	9.95%	20.56%
Tax Equivalent Net Interest Margin:
Net interest income as stated	$73,205	$76,350	$24,720	$24,306	$24,179	$24,985	$26,001
Add: Tax equivalent adjust.—investment (4)	959	1,172	312	321	326	354	364
Tax equivalent adjust.—loans (4)	131	143	43	44	44	46	46

Tax equivalent net interest income	$74,295	$77,665	$25,075	$24,671	$24,549	$25,385	$26,411

Net interest margin without tax adjust.	4.00%	4.42%	3.98%	3.94%	4.07%	4.21%	4.43%
Net interest margin—tax equivalent (4)	4.06%	4.50%	4.04%	4.00%	4.13%	4.27%	4.50%
Yield on earning assets without tax adjust.	5.69%	6.38%	5.56%	5.66%	5.85%	6.05%	6.33%
Yield on earning assets—tax equivalent (4)	5.75%	6.46%	5.62%	5.72%	5.91%	6.12%	6.40%
Yield on interest-bearing liabilities	2.10%	2.43%	1.98%	2.10%	2.21%	2.32%	2.38%
Net interest spread—without tax adjust.	3.59%	3.95%	3.58%	3.56%	3.65%	3.73%	3.95%
Net interest spread—tax equivalent (4)	3.65%	4.03%	3.64%	3.62%	3.70%	3.80%	4.02%
Average interest-earning assets to average interest-bearing liabilities	123.71%	123.99%	125.17%	122.64%	123.32%	125.90%	125.17%

	Sept. 30, 2003	June 30, 2003	Mar. 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	Mar. 31, 2002
Condensed Balance Sheet Data:
Total assets	$2,595,035	$2,639,566	$2,572,181	$2,535,461	$2,505,133	$2,462,869	$2,405,273
Investment securities	498,074	497,166	544,527	501,606	500,109	506,699	508,967
Total loans	1,890,783	1,905,862	1,884,744	1,879,474	1,845,850	1,801,676	1,763,140
Allowance for loan losses	34,502	36,157	35,697	34,073	34,305	32,918	32,494
Goodwill	23,354	23,354	23,354	23,354	23,354	23,354	23,354
Total deposits	2,025,449	2,046,576	1,954,946	1,963,749	1,961,260	1,901,100	1,818,967
Short-term borrowings	198,645	226,634	255,778	215,360	195,917	224,847	247,225
Notes payable and FHLB advances	110,500	110,500	110,500	110,500	127,200	127,200	139,200
Trust preferred securities	45,000	45,000	45,000	45,000	—	—	—
Preferred stock	38,250	38,250	38,250	38,250	38,250	38,250	38,250
Common stockholders’equity	139,739	137,267	131,722	130,487	88,999	80,034	134,732
Total stockholders’equity	177,989	175,517	169,972	168,737	127,249	118,284	172,982
Asset Quality Ratios:
Nonperforming loans	$19,404	$17,519	$15,850	$18,258	$16,225	$15,329	$15,244
Nonperforming assets	20,322	19,101	16,452	18,883	16,332	15,514	15,442
Allowance for loan losses to total loans	1.82%	1.90%	1.89%	1.81%	1.86%	1.83%	1.84%
Allowance for loan losses to nonperforming loans	177.81%	206.39%	225.22%	186.62%	211.43%	214.74%	213.16%
Net charge-offs to average total loans (5)	0.43%	0.18%	0.14%	0.39%	0.32%	0.36%	0.25%
Nonperforming assets to total loans plus repossessed property	1.07%	1.00%	0.87%	1.00%	0.88%	0.86%	0.88%
Capital Ratios (Taylor Capital Group, Inc.):
Total stockholders’equity to assets	6.86%	6.65%	6.61%	6.66%	5.08%	4.80%	7.19%
Average stockholders’equity to average assets (6)	6.66%	6.68%	6.71%	6.45%	6.50%	7.28%	7.26%

Footnotes:

(1)	All share and per share data has been restated for a three-for-two stock split that was effected as a dividend to stockholders of record as of October 2, 2002.
(2)	Excludes litigation settlement charge.
(3)	Average balances are daily averages.
(4)	This adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming an effective tax rate of 35.0%.
(5)	Based upon year-to-date annualized net charge-offs.
(6)	Based upon year-to-date averages.